CUSIP No. 829160100	13G	Page 14 of 14

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company
CBA Equities Limited	BD (AU registered)
Colonial First State Asset Management (Australia) Limited	IA (AU registered)
Avanteos Investment Limited	IA (AU registered)
Colonial First State Investments Limited	IA (AU registered)
Realindex Investment Pty Limited	IA (AU registered)
Acadian Asset Management (Australia) Limited	IA (AU registered)